                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.   20549


                                    FORM  8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     April 7, 1994

                       CENTRAL AND SOUTH WEST CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

           1-1443                                              51-0007707
(Commission File Number)                                    (IRS Employer
                                                            Identification No.)

                  1616 Woodall Rodgers Freeway, Dallas TX 75202
              (Address of principal executive offices)  (zip code)

                                 (214) 777-1000
              (Registrant's telephone number, including area code)

Item 5.  Other Events

CPL Rate Cases

     New Developments
        A scheduling and procedural settlement agreement (Agreement) between Central Power and Light Company (CPL), a wholly owned subsidiary of Central and South West Corporation (Corporation), and the other parties to rate proceedings primarily related to the South Texas Project (STP) Electric Generating Station outage was approved April 1, 1994 by a Public Utility Commission of Texas (Texas Commission) administrative law judge. The Agreement allows CPL more time to prepare a rate case defending its rates as reasonable and its earnings as being within established regulatory guidelines. The Agreement will move the filing deadline for the rate case from April 11, 1994 to July 1, 1994 and the start of the hearings from June 8, 1994 to October 31, 1994.

       The Agreement was reached in connection with rate litigation initiated by several parties seeking to reduce rates due to the STP outage. Both generating units of STP were shut down in February 1993. Unit 1 has restarted and is proceeding with power-ascension testing at 90 percent power. Unit 2 is in the early stages of the restart process, having been reloaded with fuel, and is scheduled to restart in late May 1994.

        The parties also agreed that the CPL's existing rates will remain in effect until the Texas Commission's final order in the case. The other parties thus agreed not to pursue lower interim rates in an interim rate proceeding. As part of the Agreement, CPL agreed that any reductions in rates, if any are implemented as a result of the rate case, would be effective retroactive to June 15, 1994. CPL also agreed not to seek a base rate increase in the proceeding. The rate case will be based on a test year ending September 30, 1993.

        CPL expects that a Texas Commission decision will occur near the end of the first quarter of 1995.

        The Agreement, filed with the Texas Commission March 31, 1994, was executed by CPL and each of the eight parties to the proceedings. The eight parties are: a group of 11 cities in CPL's service area (Cities), the Texas Commission General Counsel, the Office of Public Utility Counsel (OPUC), Texas Industrial Energy Consumers, the Lower Colorado River Authority, Occidental Chemical Corporation, the H.E. Butt Grocery Company and James O. Bryant, a CPL customer.

    Background
        During December 1993 and January 1994, several of the Cities which together account for approximately 40% of CPL's base revenues, exercised their rights to require CPL to file rate cases to determine if its rates are fair, just and reasonable. The Cities informed CPL that this rate review was precipitated by the outage at STP, leading the Cities to question whether STP should continue to be included in CPL's rate base. The governing bodies of these Cities have original jurisdiction over rates only within their incorporated limits.

       In February and March 1994, certain Cities passed resolutions ordering CPL to reduce rates by amounts ranging from $73 million to $137 million, if applied on a total company basis. The rate reductions are based on removal of a portion of STP costs from base rates. The orders only affect the rates of customers who take service within these Cities' limits. CPL has appealed all of these actions, and intends to timely appeal any others to the Texas Commission, which has authority to stay their effectiveness.

       Similar challenges to CPL's rates were filed with the Texas Commission by OPUC, the Texas Commission General Counsel, and affected customers (collectively Customer Cases). In its complaint, OPUC has alleged CPL is overearning by amounts ranging from $16 million to $214 million, if applied on a total company basis, based on a range of returns on common equity, removal of the investment in STP Unit 2 from rate base and certain other matters. The Texas Commission has exclusive original jurisdiction over the rates and services of CPL in the areas outside municipal limits of cities who retain original jurisdiction.

         On March 25, 1994, a Texas Commission administrative law judge consolidated CPL's appeals of the Cities Cases with the Customer Cases filed at the Texas Commission.

        CPL contends that both units of STP belong in rate base because STP Unit 1 has returned to service and STP Unit 2 should soon return to service and because of the long-term benefits nuclear generation provides to customers. There are no Texas Commission precedents addressing the removal of a nuclear plant from rate base. CPL's base rates were last set in 1990. Based on inclusion of both units of STP in rate base, CPL believes it is not collecting excessive revenues, even when considering market rates of return on common equity that are generally lower than they were in 1990 when base rates were last set. If CPL ultimately is unsuccessful in maintaining its rates at their current level, the Corporation could experience a material adverse effect on its consolidated results of operations or financial condition.

        Management cannot predict the ultimate outcome of these rate filings, although management believes that their ultimate resolution will not have a material adverse effect on the Corporation's results of operations or financial condition.

        See the Corporation's annual report on Form 10-K for the year ended December 31, 1993, for additional information relating to STP and regulation and rates.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           CENTRAL AND SOUTH WEST CORPORATION



Date:  April 7, 1994

                                           By: WENDY G. HARGUS
                                               Wendy G. Hargus
                                               Controller